EXHIBIT 2

subscription agreement

SUBSCRIPTION AGREEMENT

dated as of September 3, 2020

by and between

Gaoling Fund, L.P.

YHG Investment, L.P.

and

I-MAB

i

TABLE OF CONTENTS

ii

iii

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of September 3, 2020, by and between I-Mab, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), Gaoling Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“Gaoling”), and YHG Investment, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“YHG” and, together with Gaoling, the “Purchasers” and, each, a “Purchaser”).

RECITALS

A.       WHEREAS, the Company desires to issue, sell and deliver to each Purchaser, and each Purchaser desires to purchase and acquire from the Company, upon the terms and conditions set forth in this Agreement, the Purchased Shares (as defined below); and

B.       WHEREAS, the Company desires to issue, sell and deliver to each Purchaser, and each Purchaser desires to purchase and acquire from the Company, upon the terms and conditions set forth in this Agreement, the Warrants (as defined below). The Purchased Shares and the Warrants are collectively referred to herein as the “Purchased Securities”.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“ADS” means American depositary shares, ten (10) of which represent twenty-three (23) Ordinary Shares, of the Company;

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person;

“Board” means the board of directors of the Company;

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing, Cayman Islands, Hong Kong or New York;

“Company Share Plans” mean (a) the Company’s Second Amended and Restated 2017 Employee Stock Option Plan, as amended; (b) the Company’s Second Amended and Restated 2018 Employee Stock Option Plan, as amended; (c) the Company’s 2019 Share Incentive Plan, as amended; and (d) the Company’s 2020 Share Incentive Plan, as amended;

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding;

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person;

“Dispose” shall mean any (i) offer, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any Ordinary Shares, ADSs or Ordinary Share Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap, hedge, derivative instrument, or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Ordinary Shares, ADSs or Ordinary Share Equivalents, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of pre-emption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“GAAP” means the United States generally accepted accounting principles and applied consistently throughout the Financial Statements;

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange;

“knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers (as defined in Rule 405 under the Securities Act) after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business, including inquiry of other officers or employees of such party;

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over any of the Company or the Purchasers;

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, liabilities, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the authority or ability of the Company to perform its obligations under the Transaction Documents; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement and/or any other Transaction Document, (ii) any effect that results from changes affecting any of the industries in which the Company or its Subsidiaries operate generally or the economy generally, (iii) any effect that results from changes affecting general worldwide economic or capital market conditions, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster, or similar event, (v) any event, circumstance, change or effect caused by embargoes, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of terrorism or war (whether or not declared), including any escalation or worsening thereof; (vi) mandatorily applicable changes or modifications in the applicable general accepted accounting principles or applicable Law or the interpretation or enforcement thereof; (vii) any failure to meet any internal or public projections, forecasts, or guidance, or (viii) any change in the Company’s stock price or trading volume, in and of itself; provided, further, that any event, circumstance, development, change or effect referred to in the foregoing clauses (ii) through (vi) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, circumstance, development, change or effect has a disproportionate effect on the Company and its Subsidiaries compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses; provided, further, that the underlying causes giving rise or contributing to any such failure or change in the foregoing clauses (vii) and (viii) shall not be excluded in determining whether a Material Adverse Effect has occurred.

“Memorandum and Articles” means the Sixth Amended and Restated Memorandum and Articles of Association of the Company in effect from time to time;

“Nasdaq” means the Nasdaq Stock Market LLC;

“Ordinary Shares” means the ordinary shares of the Company, par value of US$0.0001 per share;

“Ordinary Share Equivalents” means any Securities which would entitle the holder thereof to acquire at any time Ordinary Shares or ADSs, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares or ADSs;

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority;

“PRC” means the People’s Republic of China;

“Private Placements” means the contemporaneous private placements of, and warrants to purchase, no more than 34,500,000 Ordinary Shares (without giving effect to the adjustment mechanism in the warrants) to investors (including the Purchasers) with aggregate gross proceeds of up to US$523.0 million, for which the transaction documents are entered into between the Company and the relevant investors on or about the date hereof.

“Prohibited Person” means any Person that is (1) a national or resident of any U.S. embargoed or restricted country, (2) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (3) a member of any PRC military organization, or (4) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules;

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise;

“Purchaser Director” means the director of the Board jointly appointed by the Purchasers pursuant to Section 5.8;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities” means any Ordinary Shares, ADSs or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company;

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person. For all purposes of this Agreement and other Transaction Documents, “Subsidiary” shall, with respect to the Company, as of the date hereof, include each of the entities set out in Schedule B to this Agreement;

“Transaction Documents” mean this Agreement, the Warrant and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement;

“U.S.” or “United States” means the United States of America;

“Warrant(s)” means the Ordinary Share subscription warrant in the form of Annex C attached hereto; and

“Warrant Shares” means the Ordinary Shares issuable upon exercise of the Warrant.

Section 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agent	Section 5.11
Aggregate Purchase Price	Section 2.2(b)
Agreement	Preamble
Allowed Delay	Annex A
Bankruptcy and Equity Exception	Section 3.2;
Balance Sheet	Section 4.11
Beneficiary	Section 5.6
Closing	Section 2.1
Closing Date	Section 2.3(b)
Company	Preamble
Company Closing Certificate	Section 7.6
Compliance Laws	Section 4.21(a)
Company Lock-Up Period	Section 5.9(a)
Demand Registration	Annex A
Effectiveness Deadline	Annex A
F-3 Trigger Date	Annex A
Financial Statements	Section 4.10
HKIAC	Section 9.5(a)
Indemnified Liabilities	Section 9.2
Indemnitees	Section 9.2
Indemnitor	Section 9.2
Initial Closing	Section 2.1(a)
Initial Closing Date	Section 2.3(a)
Initial Purchased Shares	Section 2.1(a)
Initial Warrant	Section 2.1(a)
Intellectual Property Rights	Section 4.16
Judgment	Section 4.13

License Agreement	Section 4.22
Lock-Up Period	Section 5.6
Lock-Up Securities	Section 5.6
New Securities	Section 5.9(c)
Permits	Section 4.14(a)
PFIC	Section 5.12
Placement Agent	Section 3.5(c)
Proceedings	Section 4.13
Prohibited Purchaser	Section 3.7
Public Documents	Section 4.9
Purchaser(s)	Preamble
Purchaser Closing Certificate	Section 6.5
Purchased Securities	Preamble
Purchased Shares	Section 2.1
Purchased Shares Purchase Price	Section 2.2(a)
Registration Period	Annex A
Registrable Securities	Annex A
Registration Statement	Annex A
Returns	Section 4.15
Rule 144	Annex A
Shareholders Agreement	Annex A
Subsequent Closing	Section 2.1(b)
Subsequent Closing Date	Section 2.3(b)
Subsequent Purchased Shares	Section 2.1(b)
Subsequent Warrant	Section 2.1(b)
Tax	Section 4.15

Section 1.3 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)       when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b)       the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)       the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)       all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e)       the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)       references to a Person are also to its successors and permitted assigns; and

(g)       the use of the term “or” is not intended to be exclusive.

Article II
PURCHASE AND SALE OF SECURITIES

Section 2.1 Sale and Issuance of the Purchased Securities. Subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII below,

(a)       Initial Purchased Shares. On the Initial Closing Date (as defined below), the Company shall issue and sell to each Purchaser, and each Purchaser shall subscribe for and purchase from the Company, (i) such number of Ordinary Shares set forth opposite such Purchaser’s name in Schedule A (collectively, the “Initial Purchased Shares”); and (ii) a Warrant (collectively, the “Initial Warrants”) to subscribe for and purchase from the Company such number of Ordinary Shares set forth opposite such Purchaser’s name in Schedule A (subject to adjustment as provided therein) (the “Initial Closing”).

(b)       Subsequent Purchased Shares. On the Subsequent Closing Date (as defined below), the Company shall issue and sell to each Purchaser, and each Purchaser shall subscribe for and purchase from the Company, (i) such number of Ordinary Shares set forth opposite such Purchaser’s name in Schedule A (collectively, the “Subsequent Purchased Shares”, together with the Initial Purchased Shares, the “Purchased Shares”); and (ii) a Warrant (the “Subsequent Warrant”) to subscribe for and purchase from the Company such number of Ordinary Shares set forth opposite such Purchaser’s name in Schedule A (subject to adjustment as provided therein) (collectively, the “Subsequent Closing”, together with the Initial Closing, the “Closing”).

Section 2.2 Purchase Price.

(a)       Purchased Shares Purchase Price. The purchase price per Purchased Share shall be the equivalent of US$33.00 per ADS, and the aggregate purchase price for the Purchased Shares (the “Purchased Shares Purchase Price”) shall be US$200,000,130, which is the sum of the aggregate purchase price for the Initial Purchased Shares and the aggregate purchase price for the Subsequent Purchased Shares.

(b)       Warrant Purchase Price. The exercise price per Warrant Share shall be the amount equal to (x) US$45.00 divided by (y) 2.3, and the aggregate exercise price for the Warrant Shares (together with the Purchased Share Purchase Price, the “Aggregate Purchase Price”) shall be US$50,000,400, which is the sum of the aggregate exercise price for the Initial Warrant and the aggregate exercise price for the Subsequent Warrant.

Section 2.3 Closing.

(a)       Initial Closing. The Initial Closing shall take place at 10:00 a.m., Eastern Time remotely via the exchange of documents and signatures on a date as soon as practicable but in no event later than the fifth (5th) Business Day following the satisfaction or waiver of the conditions to the Closing set forth in Articles

VI and VII below (other than Section 7.8 and those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or such other place, date and time as may be mutually agreed in writing by the Company and the Purchasers. The date on which the Initial Closing occurs is referred to herein as the “Initial Closing Date”.

(b)       Subsequent Closing. The Subsequent Closing shall take place at 10:00 a.m., Eastern Time remotely via the exchange of documents and signatures on a date as soon as practicable but in no event later than the fifth (5th) Business Day following the satisfaction or waiver of the conditions to the Closing set forth in Articles VI and VII below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or such other place, date and time as may be mutually agreed in writing by the Company and the Purchasers. The date on which the Subsequent Closing occurs is referred to herein as the “Subsequent Closing Date” ( together with the Initial Closing Date, the “Closing Date”).

(c)       Payment and Delivery. At each applicable Closing:

(i)       each Purchaser shall (A) pay such portion of the Purchased Shares Purchase Price as corresponds to the applicable Initial Purchased Shares or the applicable Subsequent Purchased Shares, as applicable, in such Closing to the Company by electronic bank transfer of immediately available funds to a bank account specified in Schedule C (provided that a wire instruction shall have been provided by the Company to each Purchaser at least three (3) Business Days prior to such Closing Date), and deliver to the Company a fund transmittal proof therewith; (B) deliver to the Company the Purchaser Closing Certificate; and (C) deliver to the Company a scan copy of the applicable Initial Warrant or the applicable Subsequent Warrant, as applicable, in such Closing, duly executed by such Purchaser and dated as of the applicable Closing Date; provided, however, that such Purchaser shall be deemed to have satisfied its delivery obligations under this Section by making available to the Company an electronic scan copy of such Warrant on the applicable Closing Date and delivering the original thereof to the Company within fifteen (15) Business Days thereafter;

(ii)       the Company shall deliver to each Purchaser against the full payment of such portion of the Purchased Shares Purchase Price as corresponds to the applicable Initial Purchased Shares or the applicable Subsequent Purchased Shares, as applicable, by such Purchaser pursuant to Section 2.3(c)(i) hereunder:

(A)       a share certificate representing the applicable Initial Purchased Shares or the applicable Subsequent Purchased Shares, as applicable, duly executed on behalf of the Company; provided, however, that the Company shall be deemed to have satisfied its delivery obligations under this Section by making available to such Purchaser an electronic scan copy of such share certificate on such Closing Date and delivering the original thereof to such Purchaser within fifteen (15) Business Days thereafter;

(B)       a scan copy of an extract of the register of members of the Company dated as of the applicable Closing Date, reflecting such Purchaser’s ownership of the applicable Initial Purchased Shares or the applicable Subsequent Purchased Shares, as applicable, duly certified by a director of the Company;

(C)       the Company Closing Certificate;

(D)       solely with respect to and at the Initial Closing, a scan copy of the resolutions of the Board approving the entering into and execution of this Agreement, the issuance of the Purchased Securities, the issuance of the Warrant Shares upon exercise of the Warrant by the Purchasers, and the entering into and execution of the other Transaction Documents to which the Company is a party and the consummation of all transactions contemplated herein and therein, duly certified by a director of the Company;

(E)       solely with respect to and at the Initial Closing, an opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Company, in relation to the Purchased Securities and the Warrant Shares, substantially in the form attached hereto as Annex B; and

(F)       a copy of the applicable Initial Warrant or the applicable Subsequent Warrant, as applicable, in such Closing, duly executed by and on behalf of the Company and dated as of the applicable Closing Date; provided, however, that the Company shall be deemed to have satisfied its delivery obligations under this Section by making available to such Purchaser an electronic scan copy of such Warrant on the applicable Closing Date and delivering the original thereof to such Purchaser within fifteen (15) Business Days thereafter.

(d)       Restrictive Legend. Each certificate representing any of the Purchased Securities shall be endorsed with the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.

Section 2.4 Contemporaneous Private Placements. Each of the Purchasers agrees and acknowledges that its investment in the Purchased Securities contemplated hereunder is part of the Private Placements; provided that the sale and issuance of the Purchased Securities shall only be subject to such closing conditions as expressly provided hereunder.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser represents and warrants, with respect to itself, to the Company as of the date hereof and as of the applicable Closing Date that:

Section 3.1 Organization. Such Purchaser is an exempted limited partnership duly formed, validly existing and in good standing under the Laws of the Cayman Islands. Such Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

Section 3.2 Authorization; Enforcement; Validity. Such Purchaser has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite company action by such Purchaser and no other actions or proceedings on the part of such Purchaser is necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement and the other Transaction Documents to which it is a party have been or will be duly executed and delivered by such Purchaser, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.3 No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby will not (a) result in a violation of the organizational or constitutional documents of such Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material Contract to which such Purchaser is a party, or (c) result in a violation of any Law applicable to such Purchaser, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

Section 3.4 Consents. In connection with the entering into and performance of this Agreement and the other Transaction Documents, such Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby, except any filing or report required to be made with or submitted to the SEC (including a report of beneficial ownership on Schedule 13D or Schedule 13G, a report of Section 13(f) securities holding on Form 13-F, and any amendment thereto) or (b) any third party pursuant to any material agreement, indenture or instrument to which such Purchaser is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained.

Section 3.5 Status and Investment Intent.

(a)       Status of the Purchaser. Such Purchaser is, and on each date on which it exercises the Warrant, will be (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and/or (ii) not a “U.S. person” within the meaning of Regulation S under the Securities Act.

(b)       Experienced Investor. Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Securities and the Warrant Shares. Such Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(c)       No Public Sale or Distribution. Such Purchaser is acquiring the Purchased Securities and will acquire the Warrant Shares upon exercise of the Warrant for its own account and not on behalf of any U.S. person and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. Such Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchased Securities or the Warrant Shares upon exercise of the Warrant. Such Purchaser is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(d)       Solicitation. Such Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts (within the meaning of Regulation S promulgated under the Securities Act).

(e)       Offshore Transaction. Such Purchaser has been advised and acknowledges that in issuing the Purchased Securities and the Warrant Shares to such Purchaser pursuant to this Agreement and the other Transaction Documents, the Company is relying upon the exemption from registration provided by Regulation S under the Securities Act. Such Purchaser acknowledges that at the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Purchaser was outside of the United States.

(f)       Reliance on Exemptions; Restricted Securities. Such Purchaser understands that the Purchased Securities and the Warrant Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Purchased Securities and the Warrant Shares. Such Purchaser acknowledges that the Purchased Securities are, and the Warrant Shares when issued upon exercise of the Warrant will be, “restricted securities” that have not been, and will have not been, registered under the Securities Act or any applicable state securities Law. Such Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Purchased Securities and the Warrant Shares may only be offered, sold or otherwise transferred (i) to the Company or any Subsidiary thereof, (ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (iii) pursuant to an exemption from registration under the Securities Act.

(g)       No Public Market. Such Purchaser understands that no public market now exists for the Warrant, and that the Company has made no assurances that a public market will ever exist for the Warrant.

Section 3.6 Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all annexes, exhibits and schedules thereto) and the Public Documents and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Purchased Securities and the Warrant Shares and the merits and risks of investing in the Purchased Securities and the Warrant Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Purchased Securities and the Warrant Shares. Such Purchaser hereby acknowledges and agrees that it has independently evaluated the merits of its decision to purchase the Purchased Securities and the Warrant Shares, and that (A) Jefferies LLC (the “Placement Agent”) is acting solely as placement agent in connection with the execution, delivery and performance of the Transaction Documents and is not acting as underwriter or in any other capacity and is not and shall not be construed as a fiduciary for such Purchaser, the Company or any other Person in connection with the execution, delivery and performance of the Transaction Documents, (B) such Purchaser has not relied on the Placement Agent or its officers, directors, employees, attorneys or Affiliates with respect to the negotiation, execution or performance of the Transaction Documents or any representation or warranty by any of the foregoing Persons in, in connection with, or as an inducement to the Transaction Documents, (C) the Placement Agent will not have any responsibility with respect to any representations, warranties or agreements made by any person or entity under or in connection with the Transaction Documents, and (D) the Placement Agent will not have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by such Purchaser, whether in contract, tort or otherwise, arising out of or connection with the Transaction Documents absent gross negligence or willful misconduct (other than an action or failure to act undertaken at the request or with the express consent of the Purchasers) on the part of the Placement Agent.

Section 3.7 Prohibited Purchaser. Such Purchaser represents that neither it nor, to its knowledge, its Affiliates, nor any Person having a beneficial interest in it, nor any Person on whose behalf such Purchaser is acting (i) a Person that is currently the subject of Sanctions; (ii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iii) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (iv) is otherwise prohibited from investing in the Company pursuant to applicable money laundering laws, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (iv), each a “Prohibited Purchaser”). Such Purchaser agrees to provide the Company, promptly upon request, all information that the Company reasonably deems necessary or appropriate to comply with applicable money laundering laws, anti-terrorist and asset control laws, regulations, rules and orders, within the constraints imposed on such Purchaser and its Affiliates by applicable Law, organization documents or existing internal policies. Such Purchaser consents to the disclosure to regulators and law enforcement authorities by the Company and its Affiliates and agents of such information about such Purchaser as the Company reasonably deems necessary or appropriate to comply with applicable money laundering laws, anti-terrorist and asset control laws, regulations, rules and orders; provided, however, that nothing in this Agreement shall be construed as requiring such Purchaser to provide or disclose any non-public information with respect to it or any of its Affiliates other than of the type or to the extent such Purchaser and/or its Affiliates have previously provided to regulators and law enforcement authorities in prior transactions under substantially similar standards of confidentiality. If such Purchaser is a financial institution that is subject to the USA Patriot Act, such Purchaser represents that it has met all of its obligations under the USA Patriot Act. Such Purchaser acknowledges that if, following its investment in the Company, the Company reasonably believes that such Purchaser is a Prohibited Purchaser, the Company may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require such Purchaser to transfer the Purchased Securities and the Warrant Shares.

Section 3.8 Brokers and Finders. Neither such Purchaser nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Company or such Purchaser for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

Section 3.9 No Additional Representations. Such Purchaser acknowledges that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to such Purchaser in accordance with the terms hereof and thereof. Nothing herein shall be deemed to limit any of such Purchaser’s claims relating to fraud, intentional concealment of material facts or other willful misconduct.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers as of the date hereof and as of the applicable Closing Date that, except as set forth in its Public Documents filed prior to the date of this Agreement (without giving effect to any amendment thereto filed on or after the date of this Agreement and excluding (i) disclosures of non-specific risks faced by the Company included in any forward-looking statement, disclaimer, risk factor disclosure or other similarly non-specific statements that are predictive, general or forward-looking in nature; and (ii) disclosures in any Public Documents filed after the date of this Agreement but are incorporated by reference into the Public Documents filed prior to or on the date of this Agreement):

Section 4.1 Organization and Qualification. The Company is an exempted company with limited liability duly incorporated, organized, validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries is in violation of any of the provisions of its constitutional documents in any material respects.

Section 4.2 Capitalization. As of the date of this Agreement, the authorized share capital of the Company is US$80,000 divided into 800,000,000 ordinary shares of a par value of US$0.0001 each, which shall have the rights as determined by the Board in accordance with the Memorandum and Articles. As of the date of this Agreement, 133,006,644 Ordinary Shares are issued and outstanding. As of the date of this Agreement, 31,475,485 Ordinary Shares have been reserved for issuance under the Company Share Plans, and options to purchase 26,704,628 Ordinary Shares have been granted and outstanding under the Company Share Plans. All outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. The Warrant Shares issuable upon the exercise of the Warrant have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Warrant, as applicable, and the Memorandum and Articles, the Warrant Shares will be (i) validly issued, fully paid and nonassessable, (ii) issued in compliance with the applicable registration and qualification requirements of applicable Laws, and (iii) will be free from all rights of first refusal, preemptive or similar rights, Taxes and Encumbrances; provided, however, that the Warrant Shares may be subject to restrictions on transfer under the applicable securities Laws.

Section 4.3 Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and perform its obligations under this Agreement and the other Transaction Documents and to issue the Purchased Securities in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Purchased Securities, have been duly and validly authorized by all requisite corporate action by the Company and no other actions or proceedings on the part of the Company is necessary to authorize the execution and delivery by it of this Agreement and the other Transaction Documents, the performance by it of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the Purchasers, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.4 No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including, the issuance of the Purchased Securities and the Warrant Shares) will not (a) result in a violation of the Memorandum and Articles or any other organizational or constitutional documents of the Company or the constitutional documents of any of the Company’s Subsidiaries, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material Contract to which the Company or any Subsidiary of its Subsidiaries is a party, or (c) result in a material violation of any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected), except in the case of clause (b) above, for such conflicts, defaults or rights which would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.5 Consents. In connection with the entering into and performance of this Agreement and the other Transaction Documents, the Company or any of its Subsidiary is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby, except for any required filing or notification under applicable securities Law regarding the issuance of the Purchased Securities and the Warrant Shares, or (b) any third party pursuant to any agreement, indenture or instrument to which the Company is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained.

Section 4.6 Issuance of Purchased Securities. The Purchased Shares are duly and validly authorized for issuance and sale to the Purchasers by the Company, and, when issued and delivered by the Company against payment therefor by the Purchasers in accordance with the terms hereof, shall be validly issued and non-assessable and free from all rights of first refusal, preemptive or similar rights, Taxes and Encumbrances and the Purchased Shares shall be fully paid with the Purchasers being entitled to all rights accorded to a holder of the Ordinary Shares. The Warrant is duly and validly authorized for issuance and sale to the Purchasers by the Company, and will be a legally binding and valid obligation of the Company and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. Assuming the accuracy of the representations and warranties set forth in Section 3.5 of this Agreement, the offer and issuance by the Company of the Purchased Securities is exempt from registration under the Securities Act.

Section 4.7 No General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) or directed selling efforts (within the meaning of Regulation S promulgated under the Securities Act) in connection with the offer or sale of the Purchased Securities.

Section 4.8 No Integrated Offering. None of the Company, any of its Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Purchased Securities under the Securities Act, whether through integration with prior offerings or otherwise.

Section 4.9 Public Documents. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act (all of the foregoing documents filed with or furnished to the SEC on or prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Public Documents”). As of their respective filing or furnishing dates, the Public Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, as applicable, to the respective Public Documents, and, other than as corrected or clarified in a subsequent Public Document, none of the Public Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.10 Financial Statements. As of their respective dates, the financial statements of the Company included in the Public Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements (including any related notes thereto) fairly present in all material respects the consolidated financial position of the Company as of the dates indicated therein and the consolidated results of its operations, cash flows and changes in shareholders’ equity for the periods specified therein, other than as corrected or clarified in a subsequent Public Document. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements).

Section 4.11 No Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations other than (a) liabilities or obligations reflected on, reserved against, or disclosed in the Company’s latest balance sheet (the “Balance Sheet”) as disclosed in the Public Documents (excluding those discharged or paid in full prior to the date of this Agreement), (b) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, and (c) liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practices and any liabilities incurred pursuant to this Agreement that are not material to the Company and its Subsidiaries, taken as a whole.

Section 4.12 Internal Controls and Procedures. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof. Except as disclosed in the Public Documents, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.13 Litigation. Neither the Company nor any of its Subsidiaries, nor any of their directors or officers, is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other claims, suits, actions or proceedings or governmental or regulatory investigations (“Proceedings”) of any nature (i) against the Company or any of its Subsidiaries or to which any of their interests or material properties or assets is subject, except for any Proceedings which, in each case, would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, or (ii) any Proceedings that seek to restrain or enjoin the consummation of the transactions contemplated by the Transaction Documents. There is no judgment, order, injunction or decree (“Judgment”) outstanding against Company, any of its Subsidiaries, any of their equity interests, material properties or assets, or any of their directors and officers (in their capacity as directors and officers), except for any Judgment which would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.14 Compliance and Permits.

(a)       The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) of, and have made all filings, applications and registrations with, any Governmental Authority that are required in order to carry on their business as presently conducted, except where the failure to have such Permits or the failure to make such filings, applications and registrations would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole; and all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)       The Company is not in violation of any listing requirements of the Nasdaq and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of its ADSs from the Nasdaq in the foreseeable future.

Section 4.15 Tax Status. The Company and each of its Subsidiaries (a) has made or filed in a timely manner (within any applicable extension periods) and in the appropriate jurisdictions all foreign, federal and state income and all other tax returns, reports, information statements and other documentation (including any additional or supporting materials) required to be filed or maintained in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (each a “Tax”), including all amended returns required as a result of examination adjustments made by any Governmental Authority responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are true, correct and complete in all material respects, (b) has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such Returns, except those being contested in good faith, not finally determined, and (c) has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Returns apply. Neither the Company nor any of its Subsidiaries has received notice regarding unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction and the Company is not aware of any reasonable basis for such claim.

Section 4.16 Intellectual Property. The Company and the Subsidiaries own, possess, license or have other rights to use or can acquire on reasonable terms all material patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the Public Documents (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received, since the date of the Balance Sheet, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. All such Intellectual Property Rights are enforceable in all material respects, and to the knowledge of the Company, there is no existing infringement by another Person of any of the Intellectual Property Rights that would, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.17 Labor and Employment Matters. No labor disturbance by or dispute with the employees of the Company or its Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its Subsidiaries’ principal suppliers, contractors or customers, except as would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.18 Title to Property and Assets. Each of the Company and its Subsidiaries has good and marketable title to, or a legal and valid right to use, all properties and assets (whether tangible or intangible) that it purports to own (including as reflected in the Balance Sheet) or that it uses, free and clear of any and all Encumbrances, except for any defects in title or right or any Encumbrances that would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. Such properties and assets collectively represent in all material respects all properties and assets necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted.

Section 4.19 Material Contracts. True and correct copies (or excerpt thereof) of all material Contracts of the Company and its Subsidiaries have either been disclosed to the Purchasers or set forth in the Public Documents, and since the date of this Agreement, there has been no acceleration, termination, material modification to or cancellation of any such Contracts that would, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.20 Brokers and Finders. The Company shall be responsible for the placement agent fees and reimbursement payable to the Placement Agent in connection with the sale of the Purchased Securities. Other than the Placement Agent, neither the Company nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Purchasers or the Company for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

Section 4.21 Anti-Bribery and Anti-Corruption; Money Laundering Laws; Economic Sanctions.

(a)       The Company and its Subsidiaries and their respective directors, officers, employees, and to the knowledge of the Company, agents and other persons acting on their behalf are and have been in compliance with all applicable Laws relating to antibribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”). Furthermore, no Public Official (i) holds an ownership or other economic interest, direct or indirect, in any of the Company or its Subsidiaries or in the contractual relationship formed by this Agreement, or (ii) serves as an officer, director or employee of any of the Company or its Subsidiaries.

(b)       None of the Company or its Subsidiaries or any of their respective directors, officers, employees, or to the knowledge of the Company, agents and other persons acting on their behalf has been found by a Governmental Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery. None of the beneficial owners of a substantial portion of equity securities or other interest in any of the Company or its Subsidiaries or the current or former directors, officers or employees of any of the Company and its Subsidiaries, or to the knowledge of the Company, agents or other persons acting on the Company’s or its Subsidiaries’ behalf, are or were Public Officials.

(c)       None of the Company or its Subsidiaries or any of their respective directors, officers, employees, or to the knowledge of the Company, agents and other persons acting on their behalf is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any of the Company or its Subsidiaries. None of the Company or its Subsidiaries has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

Section 4.22 License Agreement. On or prior to the date hereof, the Company shall have entered into a license agreement (the “License Agreement”) with respect to the out-licensing of certain assets of the Company.

Section 4.23 CFIUS. Neither the Company nor any of its Subsidiaries currently is a TID U.S. business as that term is defined at 31 C.F.R. § 800 et seq.

Section 4.24 No Materially More Favorable Terms. The Company has not entered into any definitive transaction document, side letter, undertaking letter, or other similar agreement or instrument with any other investor in connection with the Private Placements with terms and conditions that are materially more favorable than the terms and conditions provided hereunder or under the Warrants; provided that (i) the lock-up requirements provided to the Purchasers may differ from the other investors in the Private Placements as a result of there being two Closings, and (ii) the Company has provided separate terms to the Purchasers as a result of a board seat.

Section 4.25 No Additional Representations. The Company acknowledges that each Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by such Purchaser to the Company in accordance with the terms hereof and thereof. Nothing herein shall be deemed to limit any of the Company’s claims relating to fraud, intentional concealment of material facts or other willful misconduct.

Article V
AGREEMENTS OF THE PARTIES

Section 5.1 Further Assurances. The Purchasers and the Company shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement on a timely basis, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions, and will cooperate and consult with the other and use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits of, or any exemption by, all Governmental Authorities, necessary or advisable to consummate the transactions contemplated by this Agreement. During the period from the date of this Agreement through the applicable Closing Date, except as required by applicable Law or with the prior written consent of the other party, each of the Purchasers and the Company will use reasonable best effort to avoid taking any action which, or failing to take any action the failure of which to be taken, would, or would reasonably be expected to (a) result in any of the representations and warranties set forth in Article III or IV on the part of the party taking or failing to take such action being or becoming untrue in any respect, (b) result in any conditions set forth in Articles VI and VII not to be satisfied, or (c) result in any material violation of any provision of this Agreement. After the applicable Closing Date, each party shall use reasonable best efforts to execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.

Section 5.2 Expenses. Except as otherwise provided in this Agreement and the other Transaction Documents, each party shall bear and pay its own costs, fees and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents.

Section 5.3 Confidentiality.

(a)       Each party shall keep confidential any non-public material or information with respect to the business operations, financial conditions, and other aspects of the other parties which it is aware of, or have access to, in signing or performing this Agreement and the other Transaction Documents (including written or non-written information, the “Confidential Information”). Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving party, (b) in the public domain through no fault of such receiving party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to the Company or (d) developed independently by the receiving party without reference to confidential information of the disclosing party. No party shall disclose such Confidential Information to any third party. Any Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement and the other Transaction Documents; and shall not use such Confidential Information for any other purposes. The parties hereby agree, for the purpose of this Section 5.3, that the existence and terms and conditions of this Agreement and exhibits hereof shall be deemed as Confidential Information.

(b)       Notwithstanding any other provisions in this Section 5.3, if any party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable Laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority (including any filings made with, or any information furnished to, the SEC) with respect to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, such party may, in accordance with its understanding of the applicable Laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable Laws; provided that the parties, to the extent permitted by applicable Law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release, public statement, or disclosure in the filings made with, or any information furnished to, the SEC, with respect to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public statement or filings, or furnish such information, prior to such consultation and agreement, except as may be required by Law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable Law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange and if reasonably practicable, inform the other party about the disclosure to be made pursuant to such requirements prior to the disclosure and provide the other party the opportunity to review such disclosure.

(c)       Each party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, managers, partners, employees, agents, legal advisors and representatives on a need-to-know basis in the performance of the Transaction Agreements; provided that, such party shall ensure such Persons strictly abide by the confidentiality obligations hereunder or substantially equivalent terms.

(d)       The confidentiality obligations of each party hereunder shall survive the termination of this Agreement. Each party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other party.

Section 5.4 Compliance and Other Actions Prior to Closing. Except for the transactions contemplated under this Agreement, the other Transaction Documents and the Private Placements, from the date hereof until the applicable Closing Date, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business and affairs in the ordinary course of business consistent with past practice or its business expansion plans as disclosed in the Public Documents, (b) not take any action, or omit to take any action, that would reasonably be expected to make (x) any of its representations and warranties in this Agreement untrue, or (y) any of the conditions for the benefit of the Purchaser set forth in Article VII not to be satisfied, in each case, at, or as of any time before, the applicable Closing Date. Without limiting the generality of the foregoing, the Company agrees that, except as disclosed in the Public Documents, from the date hereof until the applicable Closing Date, none of the Company or its Subsidiaries shall make (or otherwise enter into any Contract with respect to) (a) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Securities of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any of the Company’s wholly owned Subsidiaries); (c) any redemption, repurchase or other acquisition of any share capital of the Company or any of its Subsidiaries; (d) issue or sell any Securities or debt securities, warrants or other rights to acquire any Security other than pursuant to the transactions contemplated under the Private Placements or the Company Share Plans; or (e) make any alteration or amendment to the Memorandum and Articles, or change the size or composition of the Board or any committee thereof. The Company does not currently intend to use any portion of the proceeds from the Aggregate Purchase Price to (i) pay dividend in cash or in kind to, (ii) make distributions in any form to, (iii) repurchase or redeemed Securities from, or (iv) otherwise make payments to, any holder of Securities

Section 5.5 Reservation of Shares. The Company shall maintain a reserve from its duly authorized but unissued shares, sufficient Ordinary Shares to enable the Company to comply with its obligations to issue the Purchased Shares and the Warrant Shares.

Section 5.6 Lock-up. During the 90-day period following the applicable Closing Date (each a “Lock-Up Period”), none of the Purchasers shall, without the prior consent of the Company, directly or indirectly, Dispose of any of the Purchased Securities purchased on such Closing Date, together with any Ordinary Shares, ADSs or Ordinary Share Equivalents issued in respect thereof as a result of any share split, share dividend, share exchange, merger, consolidation or similar recapitalization (collectively, the “Lock-Up Securities”). Notwithstanding the foregoing, each Purchaser and its Affiliates shall be permitted to transfer any of the Purchased Securities to their Affiliates, provided that such Affiliates shall be bound by such Purchaser’s obligations in this Section 5.6 for the balance of each Lock-Up Period as if such Affiliates were a party hereto. Notwithstanding anything to the contrary contained herein, each Purchaser and its Affiliates may directly or indirectly, place any charge, mortgage, lien, pledge, restrictions, security interest or other encumbrance in respect of the Lock-Up Securities in connection with such Purchaser’s (or any of its Affiliates’) margin loans, collars, derivative transactions or other such downside protection transactions to be entered into on or after the date of this Agreement by such Purchaser (or any of its Affiliates), and the beneficiary of such transaction (the “Beneficiary”) will be entitled to foreclose or enforce following default by such Purchaser or its Affiliates, including sell (or instruct its agent to sell) the Lock-Up Securities, provided that such Beneficiary shall be bound by such Purchaser’s obligations in this Section 5.6 for the balance of each Lock-Up Period as if such Beneficiary were a party hereto.

Section 5.7 Registration Rights. Each Purchaser shall be entitled to the registration rights with respect to the Registrable Securities held thereby as set forth in Annex A attached hereto.

Section 5.8 Board Representation Rights. For so long as the Purchasers continue to jointly beneficially own, whether directly or indirectly, at least five percent (5.0%) of the Company’s total issued and outstanding share capital, the Company shall, subject to applicable Law and the Memorandum and Articles, take all necessary or desirable actions as may be required under applicable Law to, upon delivery of written notice from the Purchasers to the Company, (a) cause an existing director of the Company to duly resign from the Board as soon as practicable but no later than the Subsequent Closing Date to enable the appointment of the initial Purchaser Director in his or her stead, (b) cause an individual jointly designated by the Purchasers to be appointed as the initial Purchaser Director with immediate effect as soon as practicable but in no event later than the tenth (10th) Business Day after the resignation of the departing director described in clause (a) above (with a true copy of the register of director of the Company reflecting such appointment, duly certified by a director of the Company, which shall be delivered to the Purchasers within five (5) Business Days after such appointment), and (c) cause the same individual or any other individual jointly designated by the Purchasers to be re-elected or appointed as the Purchaser Director from time to time thereafter, provided that, in each case, such individual jointly designated by the Purchasers shall be qualified to serve as a director of the Company under applicable Laws and Nasdaq rules.

Section 5.9 Additional Issuance of Securities.

(a)       The Company agrees that during the 90-day period following the applicable Closing Date (each a “Company Lock-Up Period”), the Company will not, without the prior written consent of the Purchasers, directly or indirectly issue, offer, sell, or grant any option or right to purchase any New Securities.

(b)       The Company agrees that during the 90-day period commencing from the expiration of each Company Lock-Up Period, the Company will not, without the prior written consent of the Purchasers, directly or indirectly issue, offer, sell, or grant any option or right to purchase any New Securities at an effective purchase price per Ordinary Share lower than the purchase price per Purchased Share under this Agreement.

(c)       For purposes of this Agreement, “New Securities” shall mean any Securities other than (i) ADSs or Ordinary Shares or any securities exchangeable or exercisable for, or convertible into, ADSs or Ordinary Shares to give effect to the transactions contemplated under this Agreement, the Transaction Documents or the Private Placements; (ii) ADSs, Ordinary Shares, options or warrants to purchase ADSs or Ordinary Shares, or ADSs or Ordinary Shares issuable upon exercise of options or warrants, pursuant to the Company Share Plans; (iii) ADSs or Ordinary Shares upon the conversion, exchange or exercise of any Securities issued prior to the date hereof; or (iv) ADSs or Ordinary Shares issuable upon stock dividend or distribution, stock split, share subdivision, recapitalization, reclassification or similar transaction affecting the holders of Ordinary Shares on a pro rata basis.

Section 5.10 Public Announcement. The Company shall, as soon as practicable after the execution of this Agreement and the License Agreement, issue a press release, to the extent relating thereto reasonably acceptable to the Purchasers, announcing the same.

Section 5.11 Assistance in ADS Conversion. Upon written request by any Purchaser, the Company shall provide reasonable assistance to such Purchaser in the sale, resale or other disposition of the Purchased Shares and the Warrant Shares (if any) following the expiration of the Lock-Up Period, including the conversion of the Purchased Shares and the Warrant Shares (if any) into freely tradeable ADSs, subject to the rules and regulations of the Securities Act. The Company shall make reasonable best efforts to: (a) request its counsel to submit a request, and if requested, an opinion, to the Company’s depositary, the corporate registrar, and transfer agent and all other applicable parties (as applicable, collectively “Agent”) to facilitate the removal of all restrictive legends or any other forms of restrictions on the Purchased Shares and the Warrant Shares (if any) and the conversion of the Purchased Shares and the Warrant Shares (if any) into freely tradeable ADSs, subject to the rules and regulations of the Securities Act, (b) procure a waiver of the conversion fees and maintenance fees related to the conversion of the Purchased Shares and the Warrant Shares (if any) into ADSs (provided that in the event such waiver is not obtained, the Company shall reimburse Investor for fifty percent (50%) of such conversion fees), and (c) provide conversion approvals and instructions to the Agent and all other applicable parties (as applicable).

Section 5.12 Passive Foreign Investment Company. The Company will engage an internationally reputable accounting firm to determine whether the Company was a “passive foreign investment company” (as defined in Section 1297(a) of the U.S. Internal Revenue Code of 1986, as amended) (a “PFIC”) on an annual basis. The Company will promptly notify the Purchasers, after the assessment is completed based on the audited financial data, if the Company becomes a PFIC, or if there is a likelihood of the Company being a PFIC for any taxable year, and provide such information reasonably available to the Company as the Purchasers may reasonably request to permit them to make and maintain an election to treat the Company as a “qualified electing fund” (within the meaning of Section 1295 of the U.S. Internal Revenue Code of 1986, as amended) for U.S. federal income tax purposes.

Section 5.13 Use of Purchasers’ Name or Logo. Without the prior written consent of any Purchaser (regardless of whether such Purchaser then holds any Securities), the Company shall not and shall cause each of its Affiliates not to use, publish or reproduce the name of such Purchaser or its Affiliates or any similar name, trademark or logo in any of their marketing, advertising or promotion materials governmental or regulatory filings or otherwise for any marketing, advertising, promotional or filing purposes.

Article VI
CONDITIONS TO THE COMPANY’S OBLIGATION TO CLOSE

The obligation of the Company hereunder to consummate the Closing is subject to the satisfaction or waiver by the Company, at or before the applicable Closing Date, of each of the following conditions:

Section 6.1 Execution of Transaction Documents. Each Purchaser shall have duly executed and delivered to the Company the Transaction Documents to which it is a party.

Section 6.2 Representations and Warranties; Covenants. The representations and warranties of each Purchaser contained in Article III hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the applicable Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date); provided that each representation or warranty made by such Purchaser in Sections 3.1, 3.2 and 3.3(a) shall be true and correct in all respects as of the date of this Agreement and as of the applicable Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date); and such Purchaser shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the applicable Closing Date.

Section 6.3 No Stop Order. No stop order suspending the qualification or exemption from qualification of the Purchased Securities in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 6.4 No Action. No Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents, nor any Proceeding challenging any Transaction Document or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority.

Section 6.5 Purchaser Officer’s Certificate. Each Purchaser shall have delivered to the Company a certificate (the “Purchaser Closing Certificate”), dated as of the applicable Closing Date, executed by a duly authorized officer of such Purchaser, certifying to the fulfillment of the condition specified in Article VI.

Article VII
CONDITIONS TO THE PURCHASERS’ OBLIGATION TO CLOSE

The obligation of each Purchaser hereunder to consummate the Closing is subject to the satisfaction or waiver by such Purchaser, at or before the applicable Closing Date, of each of the following conditions:

Section 7.1 Execution of Transaction Documents. The Company shall have duly executed and delivered to the Purchasers the Transaction Documents to which it is a party.

Section 7.2 Representations and Warranties; Covenants. The representations and warranties of the Company contained in Article IV hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the applicable Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date); provided that each representation or warranty made by the Company in this Agreement under Sections 4.1, 4.2, 4.3, 4.4(a), 4.6, 4.22 and 4.23 shall be true and correct in all respects as of the date of this Agreement and as of the applicable Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date), and the Company shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the applicable Closing Date.

Section 7.3 No Stop Order. No stop order suspending the qualification or exemption from qualification of the Purchased Securities in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 7.4 No Action. No Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents, nor Proceeding challenging any Transaction Document or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority.

Section 7.5 No Material Adverse Effect. From and after the date hereof, there shall not have occurred a Material Adverse Effect.

Section 7.6 Company Officer’s Certificate. The Company shall have delivered to the Purchasers a certificate (the “Company Closing Certificate”), dated as of the applicable Closing Date, executed by a duly authorized officer of the Company, certifying to the fulfillment of the conditions specified in Article VII.

Section 7.7 No Suspensions of Trading in ADSs. Trading in the ADSs has not been, or been threatened to be, suspended by the SEC or Nasdaq as of the Closing Date.

Section 7.8 Effectiveness of License Agreement. Solely with respect to the Subsequent Closing, the License Agreement shall be or remain effective as of the Subsequent Closing Date.

Section 7.9 Contemporaneous Private Placements. Solely with respect to the Subsequent Closing, the consummation of the Private Placements with the investors thereof (other than the Subsequent Closing with respect to the Purchasers hereunder) shall have occurred.

Section 7.10 Board Vacancy. Solely with respect to the Subsequent Closing, an existing director of the Company shall have duly resigned from the Board to enable the appointment of the initial Purchaser Director in his or her stead as of the Subsequent Closing Date.

Article VIII
TERMINATION

Section 8.1 Termination. Subject to Section 8.2 below, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the applicable Closing; provided, however, that following the consummation of the Initial Closing, this Agreement may be terminated only with respect to the Subsequent Closing provided hereunder:

(a)       by mutual agreement of the Company and the Purchasers;

(b)       by the Company or jointly by the Purchasers if any Law, or any final, non-appealable injunction or order shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of prohibiting the sale and issuance of the applicable Purchased Securities, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party if the issuance of such Law, injunction or order was primarily due to the breach or failure of such party to perform in material respects any of its obligations under this Agreement;

(c)       by the Purchasers jointly if there has been a material breach of any representation or warranty by the Company under this Agreement or any material breach of any covenant or agreement by the Company under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 7.2 or Section 7.5, and such breach is not cured within ten (10) Business Days upon delivery of written notice thereof from the Purchasers; provided, however, that the Purchasers shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Purchasers shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements under this Agreement and such breach or failure shall have been the principal cause of, or shall have resulted in, the failure of the condition set forth in Section 7.2 or Section 7.5;

(d)       by the Company if there has been a material breach of any representation or warranty by any Purchaser under this Agreement or any material breach of any covenant or agreement by any Purchaser under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 6.2, and such breach is not cured within ten (10) Business Days upon delivery of written notice thereof from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements under this Agreement and such breach or failure shall have been the principal cause of, or shall have resulted in, the failure of the condition set forth in Section 6.2; or

(e)       by the Company or jointly by the Purchasers, upon written notice to the other parties (i) if the Initial Closing has not occurred within thirty (30) days after the date hereof, or (ii) solely with respect to the Subsequent Closing, if the Subsequent Closing has not occurred within one hundred and twenty (120) days after the date hereof, provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the applicable Closing to occur on or prior to such date; provided, further, that the parties shall negotiate in good faith an extension for a reasonable period of time if the failure to effect the applicable Closing is solely the result of the prolonged review or approval procedures implemented by any relevant Governmental Authorities (if and to the extent applicable).

Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 above, written notice thereof shall be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto; provided that (a) nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred before such termination and (b) the provisions of this Article VIII, Article IX, Section 5.3 and Section 5.13 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

Article IX
MISCELLANEOUS

Section 9.1 Survival. Other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3(a), 4.1, 4.2, 4.3, 4.4(a) and 4.6, which shall survive the Closing indefinitely, the representations and warranties of the parties set forth in Articles III and IV of this Agreement shall survive the execution and delivery of this Agreement and the Closing until the date that is 12 months after the applicable Closing; provided that each representation, warranty, covenant and agreement hereunder shall survive the Closing indefinitely in the case of fraud, intentional concealment of material facts or other willful misconduct on the part of the Company or the Purchasers, as the case may be; provided, further, that a claim with respect to recovery under the indemnification provisions set forth in Section 9.2 is initiated prior to the applicable survival period set forth in this Section 9.1, such claim may continue indefinitely until it is finally resolved pursuant to Section 9.2.

Section 9.2 Indemnification. From and after the applicable Closing Date, each party (the “Indemnitor”) shall defend, protect, indemnify and hold harmless the other parties and their respective Affiliates, shareholders, partners, members, officers, directors, employees, agents or other representatives (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, diminution in value, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Indemnitor in this Agreement and other Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Indemnitor contained in this Agreement or the other Transaction Documents, and (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party arising out of or as a result of any breach of any representation or warranty made by the Indemnitor or any breach of any covenant, agreement or obligation of the Indemnitor under the Transaction Documents. Notwithstanding the foregoing, the term “Indemnified Liabilities” shall not include any punitive, incidental, consequential, special or indirect losses and damages, including loss of future revenue or income, or loss of business reputation or opportunity.

Section 9.3 Limitation to the Indemnitor’s Liability. Notwithstanding anything to the contrary in this Agreement:

(a)       the Indemnitor shall have no liability to the Indemnitees under Section 9.2(a) with respect to any misrepresentation or breach of any representation or warranty made by the Indemnitor in this Agreement unless the aggregate amount of Indemnified Liabilities suffered or incurred by the Indemnitees thereunder exceeds five percent (5%) of the Aggregate Purchase Price, in which case the Indemnitor shall be liable for all Indemnified Liabilities pursuant to Section 9.2(a); provided that, the limitation under Section 9.3(a) shall not apply to any Indemnifiable Liabilities resulting from or arising out of, directly or indirectly, fraud, intentional concealment of material facts or other willful misconduct on the part of the Indemnitor;

(b)       the maximum aggregate liabilities of the Indemnitor in respect of Indemnified Liabilities pursuant to Section 9.2(a) with respect to any misrepresentation or breach of any representation or warranty made by the Indemnitor in this Agreement shall be subject to a cap equal to (i) in the case of the Company with respect to any Purchaser, the Aggregate Purchase Price actually received from such Purchaser, (ii) in the case of the Purchasers, together, the Aggregate Purchase Price in the aggregate; provided that, the cap under this Section 9.3(b) shall not apply to any Indemnifiable Liabilities resulting from or arising out of, directly or indirectly, fraud, intentional concealment of material facts or other willful misconduct on the part of the Indemnitor;

(c)       notwithstanding any other provision contained herein and except in the case of fraud, intentional misrepresentation and/or willful misconduct, from and after the Closing, this Section 9.3 shall be the sole and exclusive monetary remedy of any of the Indemnitees for any claims against the Indemnitor arising out of or resulting from this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; provided that the Indemnitee shall also be entitled to specific performance or other equitable remedies in any court of competent jurisdiction pursuant to Section 9.15 hereof; provided, further, that the foregoing shall not limit the Indemnitee’s right to seek indemnification pursuant to paragraph 9 of Annex A; and

(d)       the representations, warranties, covenants, agreements and obligations of the Indemnitor, and the Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitee (including by any of its agents or representatives) or by reason of the fact that the Indemnitee (or any of its agents or representatives) knew or should have known that any such representation, warranty, covenant, agreement or obligation is, was or might be inaccurate or by reason of the Indemnitee’s waiver of any condition set forth Article VII.

Section 9.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws thereunder.

Section 9.5 Arbitration.

(a)       Any dispute, controversy, difference or claim arising out of or relating to this letter agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.

(b)       The seat of arbitration shall be Hong Kong.

(c)       The number of arbitrators shall be three. The arbitrators shall be appointed in accordance with the HKIAC rules. The arbitration proceedings shall be conducted in English.

(d)       It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 9.6 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 9.7 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 9.8 Entire Agreement. This Agreement and the other Transaction Documents, together with all the schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof and thereof.

Section 9.9 Notices. Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with an internationally recognized overnight courier service; or (d) when sent by confirmed electronic mail if sent during normal business hours of the recipient, or if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Address:	Suite 802, West Tower, OmniVision, 88 Shangke Road, Pudong District

Shanghai, 201210, People’s Republic of China

Telephone:	+86 21-6057-8000
Email:	jielun.zhu@i-mabbiopharma.com
Attention:	Jielun Zhu

with a copy (for informational purposes only) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

Address:	Unit 2901, 29F, Tower C, Beijing Yintai Centre No. 2 Jianguomenwai Avenue, Chaoyang District Beijing, 100022, People’s Republic of China
Email:	douyang@wsgr.com; keli@wsgr.com
Telephone:	+86 10-6529-8300
Attention:	Dan Ouyang; Ke Li

If to the Purchasers:

Address:	Suite 2202, 22nd Floor

Two International Finance Centre

8 Finance Street, Central, Hong Kong

Email:	ahornung@hillhousecap.com with a copy to legal@hillhousecap.com
Telephone:	+852 2179-1988
Attention:	Adam Hornung

with a copy (for informational purposes only) to:

Goodwin Procter (Hong Kong) LLP

Address:	38th Floor, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong
Email:	YRana@goodwinlaw.com; chipan@goodwinlaw.com
Telephone:	+852- 3658-5300
Attention:	Yash Rana; Chi Pan

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.9 by giving the other parties written notice of the new address in the manner set forth above.

Section 9.10 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than the Indemnitees) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the Placement Agent shall be a third party beneficiary of Articles III and IV of this Agreement and may rely on each such representation and warranty of the Purchasers and the Company, respectively, made herein or pursuant to the terms hereof (including the Company Closing Certificate and the Purchaser Closing Certificate) with the same force and effect as if such representation or warranty were made directly to the Placement Agent.

Section 9.11 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that the Purchasers may assign any of its rights, interests, or obligations hereunder to an Affiliate of the Purchasers without the prior written consent of the Company.

Section 9.12 Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.13 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.14 Adjustment of Share Numbers. If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the shares of Company’s Ordinary Shares referred to in this Agreement, then, in any such event, the numbers and types of shares of such Ordinary Shares, as applicable, referred to in this Agreement shall be adjusted to the number and types of shares of such stock that a holder of such number of shares of such stock would own or be entitled to receive as a result of such event of such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

Section 9.15 Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

Section 9.16 Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the party against whom such waiver is to be effective. Any amendment or waiver effected in accordance with this Section 9.16 shall be binding upon the Company and the Purchasers and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

I-Mab

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

GAOLING FUND, L.P.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

YHG INVESTMENT, L.P.

By:
Name:
Title:

Schedule A

Particulars of Purchasers

Name of Purchaser	Purchased Shares[1]	Warrant Shares[1]
Initial Closing
GAOLING FUND, L.P.	*	*
YHG INVESTMENT, L.P.	*	*
Total	5,227,279 Ordinary Shares (Aggerate Purchase Price for Initial Closing: US$75,000,090)	958,341 Ordinary Shares (Aggerate Exercise Price for Warrants in Initial Closing: US$18,750,150)
Subsequent Closing
GAOLING FUND, L.P.	*	*
YHG INVESTMENT, L.P.	*	*
Total	8,712,124 Ordinary Shares (Aggerate Purchase Price for Subsequent Closing: US$125,000,040)	1,597,235 Ordinary Shares (Aggerate Exercise Price for Warrants in Subsequent Closing: US$31,250,250)

1 As may be adjusted from time to time for stock split, dividend, combination, reclassification or similar transaction or otherwise pursuant to this Agreement.

* The internal split between the Purchasers with respect to the Purchased Shares and Warrant Shares shall be notified to the Company in writing at least three (3) Business Days prior to the applicable Closing Date.

Schedule B

List of Subsidiaries

Name of Subsidiary	Place of Incorporation
I-Mab Biopharma Hong Kong Limited	Hong Kong
I-Mab Biopharma US Ltd.	United States
I-Mab Bio-tech (Tianjin) Co., Ltd.	People’s Republic of China
I-Mab Biopharma Co., Ltd.	People’s Republic of China
I-Mab Bio-tech (Hangzhou) Co., Ltd.	People’s Republic of China
Chengdu Tasgen Bio-tech Co., Ltd.	People’s Republic of China
Shanghai Tianyunjian Bio-tech Co., Ltd.	People’s Republic of China
Thirdventure Beijing Bio-tech Co., Ltd.	People’s Republic of China

Schedule C

Company Bank Account

Beneficiary Name: I-Mab

Account Number: OSA125907445132701

Bank Name: China Merchants Bank

SWIFT Code: CMBCCNBS008

Bank Address: No. 2016, Shennan Road, Shenzhen, P.R.C.

ABA Routing Number (USD payments): N/A

Annex A

Registration Rights

The Purchasers shall be entitled to the following rights with respect to the Registrable Securities.

1.	Mandatory Registration after Initial Closing.
(a)	The Company agrees to file with the SEC a registration statement to register under and in accordance with the provisions of the Securities Act, the resale of the Purchasers’ Registrable Securities on Form F-3 or Form F-1, which shall be the sole decision of the Company (which shall be filed pursuant to Rule 415 under the Securities Act as a secondary-only registration statement), if the Company is then eligible for such short form, or any similar or successor short form registration or, if the Company is not then eligible for such short form registration or would not be able to register for resale all of the Registrable Securities on Form F-3, on Form F-1 or any similar or successor long form registration (the “Registration Statement”). The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than ninety (90) calendar days after the Initial Closing Date (the “Effectiveness Deadline”); provided that the Effectiveness Deadline shall be extended to one hundred and twenty (120) calendar days after the Initial Closing Date if the Registration Statement is reviewed by, and receives comments from, the SEC; provided, further, that the Company’s obligations to include the Purchasers’ Registrable Securities in the Registration Statement are contingent upon the Purchasers’ furnishing in writing to the Company such information regarding the Purchasers, the Registrable Securities held by the Purchasers and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations. The Company will provide a draft of the Registration Statement to the Purchasers for review at least two (2) Business Days in advance of filing the Registration Statement. In no event shall the Purchasers be identified as a statutory underwriter in the Registration Statement unless requested by the SEC.
(b)	Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the Registrable Securities proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Registrable Securities by the Purchasers or otherwise, such Registration Statement shall register for resale such number of Purchasers which is equal to the maximum number of the Securities as is permitted by the SEC. In such event, the number of the Registrable Securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders; provided that the Securities of the Investors and Holders (as defined in the Fourth Amended and Restated

Annex A to Subscription Agreement

Shareholders Agreement of the Company dated July 25, 2019 (the “Shareholders Agreement”) shall all be included in such Registration Statement pursuant to the terms of the Shareholders Agreement before the inclusion of the Registrable Securities to be registered for the Purchasers.

(c)	The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement for a period of ninety (90) days after the effectiveness of the Registration Statement or such shorter period upon which the Purchasers have notified the Company that their Registrable Securities have actually been sold. The period of time during which the Company is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period.” The Company will use its commercially reasonable efforts to (i) cause the removal of all restrictive legends from any Purchased Shares being sold under the Registration Statement as soon as practicable, but no later than ten (10) Business Days after the effectiveness thereof, subject to the requirements under applicable securities Laws and/or from the Company’s depositary bank administering the relevant ADS program, or pursuant to Rule 144 under the Securities Act (“Rule 144”) at the time of sale of such Registrable Securities and, at the request of any Purchaser, cause the removal of all restrictive legends from any Registrable Securities held by such Purchaser that may be sold by such Purchaser without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i) upon the receipt of such supporting documentation, if any, as reasonably requested by such counsel. For the avoidance of doubt, nothing in the immediately preceding sentence shall relieve the Company of any obligations under Section 5.7 of this Agreement. The Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, reasonably necessary to enable the Purchasers to resell Registrable Securities pursuant to the Registration Statement or Rule 144, as applicable, qualify the Registrable Securities for listing on the applicable stock exchange and update or amend the Registration Statement as necessary to include Registrable Securities.
(d)	For purposes of this Annex, “Registrable Securities” shall mean the Purchased Shares and the Warrant Shares (if any) (whether held in the form of ADSs or Ordinary Shares), including any ADSs or Ordinary Shares issuable with respect to the Purchased Securities by way of a dividend, share split or other distribution, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided that such Registrable Securities shall not be considered to be Registrable Securities (i) at any time that (but only during such time as) such security is eligible to be sold pursuant to Rule 144 without condition or restriction, including without any limitation as to volume of sales, and without the Purchasers complying with any method of sale requirements or notice requirements under Rule 144, or (ii) if such Securities have been sold pursuant to an effective registration statement or in compliance with Rule 144 or other exemptions from registration;

Annex A to Subscription Agreement

provided, further, that paragraph 1(a) (Mandatory Registration after Initial Closing) of this Annex A shall be available to the Purchasers with respect to the Initial Purchased Shares only.

2.	Mandatory Registration after Subsequent Closing. With respect to all or any part of the Registrable Securities then held by the Purchasers which have not been previously registered pursuant to an effective registration statement, the Company agrees to file a prospectus supplement or a registration statement to register the resale of such Registrable Securities on a Form F-3 or Form F-3ASR registration statement under the Securities Act (or, if Form F-3 or Form F-3ASR is not then available to the Company, on Form F-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities), and use commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than (a) the ten (10) Business Days after the later of (i) the first date when the Company becomes eligible to use registration statement on F-3, or (ii) the expiration of the Lock-Up Period with respect to the Subsequent Closing (or any earlier termination or waiver by the Company thereof) (whichever later, the “F-3 Trigger Date”), or forty-five (45) calendar days after the F-3 Trigger Date if the registration statement is reviewed by, and receives comments from, the SEC. The Company shall maintain the effectiveness of such registration statement for a period ending on the date the Registrable Securities registered thereon have ceased to be Registrable Securities. The Company shall use its commercially reasonable efforts to maintain its eligibility to utilize a registration on Form F-3 or Form F-3ASR.
3.	Demand Registration. Upon written request by the Purchasers at any time after the Company has effected two Registration Statements pursuant to paragraphs 1 and 2 of this Annex A, with respect to all or any part of the Registrable Securities then held by the Purchasers which have not been previously registered pursuant to an effective registration statement, and in no event later than the forty-five (45) calendar days following the delivery of such request, the Company shall file a prospectus supplement or a registration statement to register (the “Demand Registration”) the resale of such Registrable Securities on a Form F-3 or Form F-3ASR registration statement under the Securities Act (or, if Form F-3 or Form F-3ASR is not then available to the Company, on Form F-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities), and use commercially reasonable efforts to have such registration statement declared effective, if the Company is not eligible to use Form F-3ASR, and maintain the effectiveness of such registration statement for a period ending on the date the Registrable Securities registered thereon have ceased to be Registrable Securities. The Company shall use its commercially reasonable efforts to maintain its eligibility to utilize a registration on Form F-3 or Form F-3ASR. The right contained in this paragraph 3 may be exercised jointly by the Purchasers only with respect to two (2) qualifying registrations.
4.	Underwritten Offering.
(a)	If the registration under the any of the registration statement referenced in paragraph 1, 2 or 3 of this Annex A is for a registered public offering that is to be made by an underwriting, the Company shall so advise the Purchasers as part of the Registration Rights Notice. In that

Annex A to Subscription Agreement

event, the right of the Purchasers to such registration shall be conditioned upon its participation in such underwriting and the inclusion of its Registrable Securities in the underwriting to the extent provided herein. If the Purchasers propose to sell any of its Registrable Securities through such underwriting, it shall (together with the Company and any other shareholders of the Company selling their Securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting by the Company or such other selling shareholders, as applicable. Notwithstanding any other provision of this paragraph 4(b), if the underwriter(s) or the Company determines that marketing factors require a limitation on the number of Securities to be underwritten, the underwriter(s) may exclude some or all Registrable Securities from such registration and underwriting. The Company shall so advise the Purchasers, unless the Purchasers have failed to include their Registrable Securities through such underwriting or has indicated to the Company its decision not to do so, and the Company shall indicate to the Purchasers the number of the Registrable Securities that may be included in the registration and underwriting, if any. The number of Securities to be included in such registration and underwriting shall be allocated first to the Company and each of the Holders (as defined in the Shareholders Agreement) in accordance with the terms of the Shareholders Agreement; second, to the investors in the Private Placements (including the Purchasers) demanding registration of, or requesting inclusion of, their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such investor; and third, to other holders of Registrable Securities, if any. For the avoidance of doubt, the right of the underwriter(s) to exclude shares (including the Registrable Securities) from the registration and underwriting as described above shall be restricted so that all shares that are held by any employee, officer or director of the Company or any Subsidiary thereof shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded unless otherwise approved by the holders of the majority of Registrable Securities (as defined in the investors’ respective subscription agreement in connection with the Private Placements).

(b)	No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. If the Purchasers disapprove of the terms of any such underwriting, such Purchasers may elect to withdraw its Registrable Securities therefrom by delivering a written notice to the Company at least ten (10) Business Days prior to the effective date of the registration statement.
5.	Suspension of Registration. Notwithstanding anything to the contrary contained herein, the Company may, upon written notice, suspend the use of any registration statement, including any prospectus that forms a part of a registration statement, if the Company (i) determines in good faith that it would be required to make disclosure of material information in the registration statement that the Company has a bona fide business purpose for preserving as confidential; (ii) the Company determines it must amend or supplement the registration statement or the related prospectus so that such registration statement or prospectus shall not include an untrue statement of a material fact or omit to state a

Annex A to Subscription Agreement

material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading; or (iii) the Company has experienced or is experiencing some other material non-public event, including a pending transaction involving the Company, the disclosure of which at such time, in the good faith judgment of the Company, would adversely affect the Company; provided, however, in no event shall sales of Registrable Securities be suspended pursuant to the registration statement for a period that exceeds thirty (30) consecutive trading days (any such suspension contemplated by this paragraph 5, an “Allowed Delay”); provided, further, that the Company may not utilize this right more than once in any twelve (12) month period and may not register any other Securities during any Allowed Delay. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Purchasers and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated hereby. The Purchasers agree that, upon receipt of any notice from the Company of an Allowed Delay, the Purchasers will immediately discontinue disposition of Registrable Securities pursuant to any registration statement covering such Registrable Securities, until the Purchasers are advised by the Company that such dispositions may again be made.

6.	Expenses. All expenses incurred in connection with registrations, filings or qualifications pursuant to this Annex A, including all registration, filing and qualification fees (including “blue sky” fees and expenses); printers’ and accounting fees; fees and disbursements of counsel for the Company shall be borne and paid by the Company, except that any (i) fees and disbursements, to the extent more than $30,000, of counsel for the Purchasers acting as selling shareholder counsel (for the avoidance of doubt, the first $30,000 of such fees and disbursements shall be borne and paid by the Company), (ii) discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals applicable to the sale of any of the Registrable Securities, and (iii) fees payable pursuant to the deposit agreement shall be borne by the Purchasers (other than fifty percent (50%) of the conversion fees set forth in Section 5.11 of this Agreement).
7.	Rule 144. With a view to making available to the Purchasers the benefits of Rule 144, the Company covenants that it will use commercially reasonable efforts to (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 with respect to resales of the Registrable Securities under the Securities Act, at all times, to the extent required from time to time to enable the Purchasers to resell the Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time.
8.	Purchasers’ Covenants. The Purchasers shall furnish in writing to the Company such information regarding itself, the Registrable Securities and the intended method of disposition of the Registrable Securities, as shall be reasonably requested to effect the registration of such Registrable Securities and shall execute such documents in customary form in connection with such registration as the Company

Annex A to Subscription Agreement

may reasonably request. Each Purchaser, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a registration statement and/or prospectus hereunder, provided that the Purchasers shall be given the opportunity to review and comment on such registration statement and/or prospectus.

9.	Indemnification.
(a)	To the extent permitted by Law, the Company will indemnify and hold harmless each Purchaser and its officers, directors, partners, members, employees and agents, successors and assigns, and each other Person, if any, who controls such Purchaser (within the meaning of the Securities Act), against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact or omission or alleged omission of any material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading, contained in any registration statement, any preliminary prospectus or final prospectus, or any amendment or supplement thereof; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Purchaser or any such controlling Person in writing specifically for use in such registration statement or prospectus and which information has not been corrected in a subsequent writing prior to or concurrently with the sale of the applicable Securities, (ii) the use by such Purchaser of an outdated or defective prospectus after the Company has notified such Purchaser in writing that such prospectus is outdated or defective, or (iii) such Purchaser’s failure to send or give a copy of the prospectus or supplement (as then amended or supplemented), if required (and not exempted) to the Persons asserting an untrue statement or omission or alleged untrue statement or omission at or prior to the written confirmation of the sale of the applicable Registrable Securities.
(b)	To the extent permitted by Law, each Purchaser will indemnify and hold harmless the Company, its directors, officers, employees, shareholders and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact or omission or alleged omission of any material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading, contained in any registration statement, any preliminary prospectus or final prospectus, or any amendment or supplement thereof, to the extent, but only to the extent, that such untrue statement or omission is contained in any information regarding such

Annex A to Subscription Agreement

Purchaser and furnished in writing by such Purchaser to the Company specifically for inclusion in such registration statement or prospectus or amendment or supplement thereto, and which information has not been corrected in a subsequent writing prior to or concurrently with the sale of the applicable Securities, provided, however, that the indemnity agreement contained in this paragraph 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Purchaser, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this paragraph 9(b) exceed the net proceeds received by such Purchaser in such registered offering.

(c)	Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (C) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which shall not be unreasonably withheld or conditioned, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.
(d)	If for any reason the indemnification provided for in the preceding paragraphs 9(a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to

Annex A to Subscription Agreement

contribution from any Person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a holder of Registrable Securities be greater in amount than the dollar amount of the proceeds received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

(c)	Ranking of Registration Rights. Each Purchaser acknowledges that any registration rights granted to, or created for the benefit of, such Purchaser under this Annex A shall not be senior to, or on a parity with, those granted to the Holders (as defined therein) under the Shareholders Agreement.

Annex A to Subscription Agreement